Exhibit 21.1

List of Subsidiaries

•	Eddia International Group Limited, incorporated in the British Virgin Islands

•	Shanghai Zhengtu Information Technology Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai Zhengtu Network Technology Co., Ltd., incorporated in the People’s Republic of China